Exhibit 99.1

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Rick Fox, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	rfox@inlandgroup.com

INLAND REAL ESTATE CORPORATION

APPOINTS D’ARCY AND MCWILLIAMS TO BOARD, ENTERS INTO NEW

AGREEMENT WITH ZALATORIS

OAK BROOK, Ill. (April 15, 2005) – Inland Real Estate Corporation (NYSE: IRC) announced that its board of directors has unanimously appointed Thomas P. D’Arcy and Thomas R. McWilliams to serve as independent directors of the Company.  Messrs. D’Arcy and McWilliams will join the board immediately and stand for reelection at the Company’s annual meeting in June.  In addition, the Company announced that today it has entered into a new employment agreement with its chief operating officer, Mark Zalatoris.  The employment agreement, which is effective as of January 1, 2005, will continue through December 31,  2006.

Mr. D’Arcy is currently a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income-producing real estate primarily in the New England area.  Mr. D’Arcy also is the former chairman, chief executive officer and president of Bradley Real Estate, Inc., an NYSE-listed real estate investment trust that was sold in 2000 to a private investor group.

Mr. McWilliams is a licensed real estate broker specializing in the development of retail, office and residential projects in the western suburbs of Chicago.  Mr. McWilliams also serves as the president of United Energy Associates, Inc., a full service energy management company.

In addition, the Company announced that Thomas H. McAuley, who was appointed to the board as an independent director in April 2004 and elected in May 2004, expects to become an executive officer of Inland Real Estate Investment Corporation, an affiliate of The Inland Group.  In that position he may perform various services for the Company in connection with acquiring real estate assets. Mr. McAuley will continue to serve on the Company’s board but will be nominated for reelection as an inside director rather than as an independent director.  Mr. D’Arcy will replace Mr. McAuley as a member of the audit committee.

Further, the Company announced that Joel D. Simmons, who has served as an independent director since 2000, will also be nominated for reelection as an inside director rather than as an independent director.  Roland W. Burris, one of the Company’s current independent directors, will become a member of the Company’s nominating and corporate governance committee.

The Company also announced that in order for the board to continue to have a majority of its board comprised of independent directors after the changes described above, G. Joseph Cosenza, a director since 1994, and also vice chairman of The Inland Group, graciously agreed to resign from the Company’s board.  Mr. Cosenza is a member of the Company’s management committee and will continue to serve on the committee as an unpaid member.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 144 neighborhood, community and single-tenant retail centers located primarily in the midwestern United States.  To learn more about the Company, please visit http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.